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                                   EXHIBIT 21

                                  Subsidiaries


      Busse Bros., Inc., a Wisconsin corporation

      The Buschman Company, an Ohio corporation

      White Systems, Inc., a New Jersey corporation

      Real Time Solutions, Inc., a Delaware corporation

      Pinnacle Automation, Canada, Inc., located in Mississauga, Ontario, Canada

      Alvey International, Inc., a foreign sales corporation

      Busse UK Limited, located in West Sussex, U. K.